Filed Pursuant To Rule 433(d)

Registration Statement No. 333-131369

30YR NC 3YR Callable

Final Terms and Conditions

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC, for more complete information about the issuer and this offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Lehman Brothers Inc. by calling 1-888-603-5847.

Issuer:	AB SVENSK EXPORTKREDIT (Swedish Export Credit Corporation)

Principal Amount:	USD 25,000,000

Trade Date:	June 8, 2007

Issue Date:	June 22, 2007

Maturity Date:	June 22, 2037, subject to Issuer’s Call Option

Issue Price:	100.0%

Redemption Price	100.0%

Coupon	6.45%

Interest Payment Dates	Semi-annually on each June 22nd and December 22nd, commencing December 22, 2007 and ending on the Maturity Date, subject to Issuer’s Call Option

Issuer’s Call Option

The Issuer has the right on every Interest Payment Date starting on June 22, 2010, provided that the Issuer gives 5 Business Days notice to the investor, to call the notes in whole at the Redemption Price. All amounts that may otherwise be payable following the call date shall cease to be payable. Notwithstanding the above, all payments due on the call date shall be made in full regardless of any calling of the notes by the Issuer.

Underwriter	Lehman Brothers Inc.

Daycount Convention	30/360, Unadjusted, Following New York days

Denomination:	US$1,000/1,000